Exhibit 107
CALCULATION OF FILING FEE TABLE
Form S-8
(Form Type)
Korn Ferry
(Exact Name of Registrant as Specified in its Charter)
Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, par value $0.01 per share	457(a)	1,900,000(2)	$73.50(3)	$139,650,000	$ 153.10 per $1,000,000	$21,380.42

Total Offering Amounts					$139,650,000		$21,380.42

Total Fee Offsets							$0

Net Fee Due							$21,380.42

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this
Registration
Statement also covers any additional securities that may be offered or issued in respect of the securities registered by this Registration Statement to prevent dilution as a result of any stock dividend, stock split, recapitalization or other similar transaction, and any other securities with respect to which the outstanding shares are converted or exchanged.

(2)
This Registration Statement registers 1,900,000 additional shares of common stock, par value $0.01 per share (the “Common Stock”) of Korn Ferry (the “Registrant”) available for issuance under the Korn Ferry Amended and Restated 2022 Stock Incentive Plan.

(3)
Estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $73.50 per share, which represents the average of the high and low prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on December 5, 2024.